June 30

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2026 (May 18, 2026)

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Texas	0-19969	71-0673405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8401 McClure Drive Fort Smith, Arkansas (Address of principal executive offices)		72916 (Zip Code)

Registrant’s telephone number, including area code: (479) 785-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 Par Value	ARCB	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 1.02 — TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On May 18, 2026, ArcBest Corporation (the “Company”) and its wholly owned subsidiary, ArcBest Funding LLC (the “Borrower”), terminated the Third Amended and Restated Receivables Loan Agreement, dated as of June 9, 2021, as amended December 2, 2021, May 13, 2022, June 12, 2024, and June 12, 2025 (the “Loan Agreement”), by and among the Borrower, Toronto-Dominion Bank (“TD Bank”), and the other lender and facility agent parties thereto.

Under the Loan Agreement, TD Bank issued letters of credit on a revolving basis from time to time until the Facility Termination Date (as defined in the Loan Agreement), primarily in support of workers’ compensation and third-party casualty claims liabilities in various states in which the Company is self-insured. Following termination of the Loan Agreement, letters of credit will instead be issued pursuant to the Fifth Amended and Restated Credit Agreement, dated November 25, 2025, by and among the Company and the lenders and agents party thereto.

The Loan Agreement provided for a maximum committed funding amount to $50 million, with an accordion feature providing for up to an additional $100 million in committed funding amounts. Borrowings under the Loan Agreement were secured primarily by a lien on, and security interest in, the Borrower’s related accounts receivable, which were sold from time to time by certain subsidiaries of the Company to the Borrower. As of April 29, 2026, there were no outstanding letters of credit or amounts drawn under the Loan Agreement, and the Company paid no early termination penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Se

ARCBEST CORPORATION

(Registrant)

Date:	May 18, 2026	/s/ J. Brent Hagy
J. Brent Hagy
Chief Legal Officer and Corporate Secretary